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           QUEPASA.COM ANNOUNCES FILING OF AMENDED 2000 10-Q'S AND 8-K

PHOENIX--August 15, 2001--quepasa.com, inc. (OTCBB: PASA.OB) today announced that it has filed amendments to its 2000 quarterly reports on Form 10-Q and a Form 8-K with the Securities and Exchange Commission. These amendments arose from comments received from the SEC in the first quarter of 2001 related to the accounting treatment and valuation of certain non-cash items in the 1999 audited financial statements and the 2000 unaudited financial statements. quepasa filed an amendment to its 1999 annual report on Form 10-K in May, 2001 in response to these comments. None of the amendments affected the cash and investment balances reported for 1999 or 2000. quepasa has now resolved all issues raised by the SEC.

As a result of the SEC review of quepasa's filings, quepasa delayed filing its 2000 annual report and its quarterly reports for the first two quarters of 2001. quepasa announced today that it intends to file its 2000 Form 10-K and its first and second quarter 2001 Form 10-Q's shortly. quepasa's aggregate cash, cash equivalents and trading securities were $29.3 million at December 31, 1999, $6.3 million at December 31, 2000, $6.4 million at March 31, 2001 and $5.7 million at June 30, 2001. Net revenue was $0.6 million for 1999 and $2.5 million for 2000.

The statements in this press release regarding future performance and growth are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in quepasa.com's documents filed with the Securities and Exchange Commission.

Contact information:

         quepasa.com, Inc.                       Rob Taylor        602-281-1534